Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Sharps Compliance Corp. of our report dated August 26, 2010 with respect to the consolidated financial statements of Sharps Compliance Corp. and subsidiaries as of June 30, 2010 and 2009, and for the years then ended, and to our report dated August 26, 2010 with respect to the effectiveness of Sharps Compliance Corp. and subsidiaries’ internal control over financial reporting as of June 30, 2010, which appear in the Annual Report on Form 10-K of Sharps Compliance Corp. for the year ended June 30, 2010.
/s/ UHY LLP

Houston, Texas
November 19, 2010